UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2015

EMRISE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-10346	77-0226211
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2530 Meridian Parkway
Durham, North Carolina 27713
(Address of Principal Executive Offices)

(408) 200-3040
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Entry into Agreement to Sell Electronic Devices Business Unit

On March 22, 2015, EMRISE Corporation, a Delaware corporation (the “Company”), and its wholly-owned subsidiary, EMRISE Electronics Ltd., a company incorporated under the laws of England (“EEL”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with DDC (United Kingdom) Limited, a company incorporated under the laws of England (“Purchaser”).

Pursuant to the terms of the Purchase Agreement, the Company will sell to Purchaser the Company’s electronic devices business unit through the sale of all of the issued and outstanding ordinary shares of EEL (the “Transaction”) for an aggregate cash consideration of $22,000,000, subject to certain upward adjustments related to cash holdings and working capital in excess of estimates (if at all), certain downward adjustments related to indebtedness, unpaid transaction expenses, working capital below estimates (if at all) and indemnification claims (if any), resulting in expected net proceeds of approximately $11 million to the Company, excluding amounts held in escrow and after payment of certain taxes and liquidation related expenses. The Company’s Board of Directors (the “Board”) received a written opinion from Headwaters BD, LLC stating that the consideration to be received by the Company in the Transaction pursuant to the Purchase Agreement is fair to the Company from a financial point of view.

In connection with the Purchase Agreement, the Company and Purchaser have agreed to deposit $900,000 of the purchase price into escrow with Wilmington Trust, N.A. (the “Escrow Agent”) at the closing of the Transaction (the “Closing”) to secure certain indemnification obligations of the Company under the Purchase Agreement.  This escrow amount will remain available for satisfaction of any indemnification claims until twelve months following the Closing, at which time any remaining balance not subject to outstanding and unresolved claims will be distributed to the Company.  At the Closing, the Company and Purchaser have also agreed to an additional deposit of $400,000 of the purchase price into escrow with the Escrow Agent to secure any working capital below estimates (if at all).  The determination of working capital at Closing is expected to be determined within 120 and 140 days after Closing, at which time if the working capital at Closing is less than estimates, the Purchaser will receive the amount of such shortfall and the balance, if any, will be returned to the Company.

The Company has made customary representations, warranties and covenants in the Purchase Agreement.  The Purchase Agreement contains a “no shop” restriction on the Company’s ability to solicit third party proposals, provide information to and engage in discussions and negotiations with third parties.  The no shop provision is subject to a “fiduciary out” provision that allows the Company, under certain circumstances and in compliance with certain obligations, to provide information and participate in discussions and negotiations with respect to unsolicited written third party acquisition proposals submitted after the date of the Purchase Agreement that the Board believes in good faith to be bona fide and determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or could be expected to result in a “Superior Proposal,” as defined in the Purchase Agreement.  The Purchase Agreement provides Purchaser certain rights to match any such Superior Proposal before the Board could withdraw its recommendation in favor of the Transaction. The “fiduciary-out” provision also allows the Board to change its recommendation that stockholders vote in favor of the Transaction in case of an “intervening event” that leads the Board to conclude, after consultation with outside counsel that in light of such intervening event, such action would be necessary in order to comply with its fiduciary duties under applicable law.

The Transaction is subject to the approval of the Company’s stockholders and certain other customary closing conditions.

The Purchase Agreement may be terminated by the Company and/or Purchaser for a number of reasons, including but not limited to the following: (i) by the Company or Purchaser if the Closing has not occurred on or before December 31, 2015; (ii) by the Company or Purchaser as a result of the other party’s material breach of any of their representations, warranties, covenants or agreements under the Purchase Agreement and such breach is incurable within a 30-day period; or (iii) by the Company or Purchaser, if the Company does not obtain stockholder approval for the Transaction.  In the event the Purchase Agreement is terminated (i) by Purchaser due to the Company’s failure to file a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) or hold a special meeting of the stockholders called to approve the Transaction within specified time periods, or (ii) by the Company or Purchaser as a result of the Company’s failure to obtain stockholder approval for the Transaction, the Company is required to pay Purchaser all reasonable, documented out-of-pocket costs and expenses incurred by Purchaser in connection with the Purchase Agreement up to $300,000.  In the event (i) another acquisition proposal has been publicly announced at the time of the special meeting of stockholders called to approve the Transaction and the Company terminates the Purchase Agreement after it fails to obtain stockholder approval and the Company, EEL or any of its subsidiaries enter into a definitive agreement for such acquisition proposal or any other similar transaction within nine months following the date of such termination, (ii) the Company terminates the Purchase Agreement as a result of the Board changing its recommendation prior to stockholder approval of the Transaction and entering into an alternative acquisition agreement with respect to a Superior Proposal, or (iii) Purchaser terminates the Purchase Agreement as a result of certain triggering events, then, in each case, the Company shall be required to pay Purchaser all reasonable, documented out-of-pocket costs and expenses incurred by Purchaser in connection with the Purchase Agreement up to $800,000.

Concurrently with the Company’s entry into the Purchase Agreement, certain individuals specified in the Purchase Agreement, including Graham Jefferies, our President and Chief Operating Officer, have entered into employment agreements with Purchaser to become effective at Closing.  In addition, Purchaser has agreed to provide certain transition services to the Company following the Closing.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.  The Purchase Agreement has been included to provide investors and stockholders with information regarding its terms.  It is not intended to provide any other factual information about the Company.  The Purchase Agreement contains representations and warranties that the parties to the Purchase Agreement made to and solely for the benefit of each other, and the assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Purchase Agreement.  Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Purchase Agreement and are modified in important part by the underlying disclosure schedules.

Plan of Liquidation and Dissolution

The Board has determined that the Company should be dissolved and liquidated completely after the consummation of the Transaction.  In this respect, the Board approved a Plan of Liquidation and Dissolution (the “Plan of Dissolution”) on March 22, 2015.  The Plan of Dissolution is conditioned on the consummation of the Transaction and obtaining approval of the Plan of Dissolution from the holders of a majority of the Company’s outstanding shares of common stock.

The Plan of Dissolution provides that the Company would file a certificate of dissolution with the Secretary of State of the State of Delaware pursuant to Section 275 of the Delaware General Corporation Law (the “DGCL”), although the timing of such filing is within the absolute discretion of the Board. The Company’s dissolution will become effective, in accordance with Section 275 of the DGCL, upon proper filing of the certificate of dissolution with the Secretary of State or upon such later date as may be specified in the certificate of dissolution (any such date, the “Effective Date”). Pursuant to the DGCL, the Company will continue to exist for at least three years after the dissolution date, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and enabling the Company gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which the Company was organized. Moreover, the Company will continue after such period for the purpose of any then-pending legal actions.

If the Transaction is consummated, under the Plan of Dissolution, liquidating distributions, if any, shall be made from time to time after the filing of the Certificate of Dissolution to the Company’s stockholders of record, at the close of business on the Effective Date, pro rata to stockholders of the Company’s common stock in accordance with the respective number of shares then held of record, provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction, and discharge of all known, unascertained, or contingent debts, obligations, and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale and distribution of assets and liquidation of the Company).  Pursuant to the Plan of Dissolution, liquidating distributions will be made in cash or in kind.  Such distributions may occur in a single distribution or in a series of distributions, in such amounts and at such time or times as the Board in its absolute discretion, and in accordance with the DGCL, may determine.

If and to the extent deemed necessary, appropriate, or desirable by the Board in its absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the Company and its subsidiaries and other obligations of the Company and its subsidiaries (a “Contingency Reserve”), including (a) tax obligations; (b) all expenses of the sale of the Company’s property and assets; (c) the salary, fees, and expenses of members of the Board, management, and employees; (d) expenses for the collection and defense of the Company’s property and assets; (e) the expenses for attorneys and other professional advisors incurred in connection with the Plan of Dissolution; and (f) all other expenses related to the dissolution and liquidation of the Company and the winding-up of its affairs.  Any unexpended amounts remaining in a Contingency Reserve will be distributed to the Company’s stockholders pursuant to the Plan of Dissolution.

Distributions to the Company’s stockholders made pursuant to the Plan of Dissolution will be treated as made in complete liquidation of the Company within the meaning of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.  Under the Plan of Dissolution, the adoption of the Plan of Dissolution by the Company’s stockholders will constitute full and complete authority for the making by the Board of all such liquidating distributions.

The Plan of Dissolution requires the Company to continue to indemnify and advance expenses to its officers, directors, employees, and agents in accordance with its Certificate of Incorporation and Bylaws and any contractual arrangements for actions taken in connection with the Plan of Dissolution and the winding up of the affairs of the Company.  The Board, in its sole and absolute discretion, is authorized under the Plan of Dissolution to obtain and maintain directors’ and officers’ liability insurance and any other insurance as may be necessary, appropriate, or advisable to cover the Company’s obligations.

Under the Plan of Dissolution, the Board may modify, amend or abandon the Plan of Dissolution and all actions contemplated thereunder, notwithstanding stockholder approval, to the extent permitted by the DGCL. However, the Company will not amend or modify the Plan of Dissolution under circumstances that would require additional stockholder solicitations under the DGCL or the federal securities laws without complying with the DGCL and the federal securities laws. The Company has no present plans or intentions to modify, amend or abandon the plan of dissolution.

The Company has not yet determined an expected completion date of its dissolution, liquidation, and winding-up activities, if any.

The foregoing description of the Plan of Dissolution does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan of Dissolution, which is filed herewith as Exhibit 2.2 and is incorporated herein by reference.

Item 8.01.                      Other Events.

On March 22, 2015, concurrently with the Company’s entry into the Purchase Agreement, each of Carmine T. Oliva, Graham Jefferies, Otis W. Baskin, Frank P. Russomanno, Julie A. Abraham and certain family members of Mr. Oliva entered into support agreements with the Purchaser and the Company relating to an aggregate of approximately 11.0% of the Company’s common stock outstanding, pursuant to which they agreed, among other things, to vote their shares in favor of the transactions contemplated by the Purchase Agreement and against any other acquisition proposal.  The foregoing description of such support agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of support agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference

On March 23, 2015, the Company issued a press release announcing its entry into the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated March 22, 2015, by and among DDC (United Kingdom) Limited, EMRISE Electronics Ltd. and EMRISE Corporation.*
2.2	Plan of Liquidation and Dissolution of EMRISE Corporation.
10.1	Form of Support Agreement
99.1	Press Release, dated March 23, 2015.

* Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

Additional Information and Where to Find It

In connection with the proposed transactions, the Company will file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the SEC’s website at www.sec.gov. The proxy statement and such other documents may also be obtained for free from the Company by directing such request to the Company at, 2530 Meridian Parkway, Durham, NC 27713 Attention: Corporate Secretary, or by telephone at (919) 806-4722.

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transactions. Certain executive officers and directors of the Company have interests in the transaction that may differ from the interests of stockholders generally, including without limitation acceleration of vesting of stock options, restricted stock and other benefits conferred under employment agreements. These interests will be described in the proxy statement when it becomes available. Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the transactions when it becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMRISE CORPORATION

Dated: March 23, 2015	By:	/s/ Carmine T. Oliva
Carmine T. Oliva
Chief Executive Officer and Chairman of the Board

Exhibit Index

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated March 22, 2015, by and among DDC (United Kingdom) Limited, EMRISE Electronics Ltd. and EMRISE Corporation.*
2.2	Plan of Liquidation and Dissolution of EMRISE Corporation.
10.1	Form of Support Agreement
99.1	Press Release, dated March 23, 2015.

* Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.